SCHEDULE 14A

Consent Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Consent Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Consent Statement
[ ]	Definitive Additional Materials
[x]	Soliciting Material Pursuant to § 240.14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.

Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.

Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.

Castlerigg Global Equity Special Event Fund, Ltd.

Castlerigg Global Equity Special Event Intermediate Fund, L.P.

Castlerigg Global Equity Special Event Master Fund, Ltd.

Castlerigg UCITS Funds plc

Sandell Investment Services, L.L.C.

Pulteney Street Partners, L.P.

Sandell Asset Management Corp.

Thomas E. Sandell

(Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

On January 14, 2014, Sandell Asset Management Corp. and its affiliates (collectively, "Sandell") issued a press release announcing that Sandell had filed a complaint with the Delaware Court of Chancery against Bob Evans Farms, Inc. (the "Company"), Steven A. Davis (the Chairman and Chief Executive Officer of the Company) and each other director of the Company seeking to invalidate the unilateral changes made by the board of directors of the Company to the Company's By-laws, including the increase of the stockholder voting threshold for amending any provision of such By-laws to 80%. In the press release, Sandell also reiterated its intent to commence a consent solicitation with respect to the Company. A copy of the press release is filed herewith as Exhibit 1 and is incorporated herein by reference.

Also on January 14, 2014, Sandell filed a fourth amendment to its Schedule 13D ("Amendment No. 4") with respect to the Company, in which the reporting persons therein disclosed Sandell's filing of the complaint and its intention to commence a consent solicitation with respect to the Company. The disclosure set forth in Item 4 of Amendment No. 4 is filed herewith as Exhibit 2 and is incorporated herein by reference.